Exhibit 10.3
SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made and entered into between Paul M. Jolas (“Executive”) and Regency GP LLC (the “Company”).  This Agreement shall become effective on September 8, 2009, the date that Executive commences employment with the Company (“Effective Date”).

RECITALS

WHEREAS, this Agreement is being entered into contemporaneously with Executive’s acceptance of an offer of employment made by the Company; and

WHEREAS, the terms and conditions of the offer letter provided by the Company to Executive, and accepted and executed by Executive, shall be read in conjunction with this Agreement.

1.           Termination of Employment.   Executive’s employment with the Company is at-will and either the Company or Executive can terminate such employment for any reason and at any time.

2.           Severance Payment.  If Executive’s employment with the Company terminates within two years of the Effective Date under either of the following circumstances: (x) termination by the Company Without Cause; or (y) termination by the Executive for Good Reason within six months following a Change in Control, provided that Executive executes within 30 days of his termination and does not revoke a comprehensive release of claims in favor of the Company (“Release”), the Company agrees to pay Executive one year’s base salary (excluding any bonuses or other incentive compensation), as determined on the date on which Executive’s employment terminates.  Such payment shall be made in one lump sum within 30 days of the date on which Executive executes the Release, less withholding for applicable taxes and other deductions.  Executive shall not be obligated to take any action by way of mitigation of the amount payable pursuant to this Agreement and such amounts shall not be reduced or offset whether Executive obtains other employment.

3.           Termination for Any Other Reason.  Executive and Company acknowledge and agree that Executive is not entitled to any severance payment under this Agreement if his employment terminates for any reason other than those set forth in Paragraph 2 of this Agreement.

4.           Definitions.

(a)           A “Change in Control” of the Company shall mean the occurrence of any one of the following:

(i)           the closing of a sale (by merger, sale of membership interests, issuance of membership interests by the Company, consolidation or other transaction) which results in either of the following: (i) the Company’s members or equity owners immediately prior to the effective time of the transaction beneficially owning immediately after the closing of the transaction securities of the Company or any surviving or new corporation having less than 50% of the “voting power” (the right to vote generally to elect managers or directors and whether by ownership or by agreements or arrangements concerning voting) of the Company or any surviving or new entity, including “voting power” exercisable on a contingent or deferred basis as well as immediately exercisable “voting power;” or

(ii)           the closing of a sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of the assets of the Company, in one or a series of integrated transactions; or

(iii)           the dissolution or liquidation of the Company.

(b)           A termination by Executive shall be for “Good Reason” if (without Executive’s prior consent), the Company (i) materially reduces or alters the nature or scope of the Executive’s authority, duties, or responsibilities as an Executive Vice President and the Chief Legal Officer of the Company; (ii) materially reduces the Executive’s base salary or (iii) requires Executive to relocate his principal residence to a location more than fifty (50) miles from its location as of the date of this Agreement.

(c)           Any termination of Executive’s employment by the Company shall be deemed to be “Without Cause” unless the Company terminates it for any of the following reasons:  (i) Executive fails to render Executive’s material duties for the Company to the reasonable satisfaction of the Company (other than as a result of physical or metal impairment or other disability); (ii) Executive fails to follow a reasonable, lawful directive of the Company, and does not remedy such failure within 10 days after receipt of written notice from the Company of such failure, (iii) Executive materially violates the policies or procedures of the Company as such policies and procedures are adopted or modified from time to time; (iv) Executive engages in misconduct in connection with the performance of Executive’s duties for the Company including but not limited to a material act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company; (v) Executive pleads guilty to or is convicted of any felony; (vi) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Executive’s duties and responsibilities for the Company; or (vii) Executive dies or is unable to perform, with or without reasonable accommodation, the essential functions of his position for a total of three months during any six month period as a result of incapacity due to mental or physical illness.

5.           Section 409A Matters. To the extent that a payment becomes due to Executive under this Agreement by reason of Executive’s termination of employment, the term “termination of employment” will have the same meaning as “separation from service” under Section 409A of the Internal Revenue Code of 1986 (the “Code”). To the extent that any payment made under this Agreement constitutes a deferral of compensation subject to Section 409A of the Code, the time of such payment may not be accelerated except to the extent permitted by Section 409A.  Where Section 409A of the Code permits a payment or benefit that constitutes a deferral of compensation to be accelerated, the payment or benefit may be accelerated in the sole discretion of the Company. Notwithstanding the foregoing, if the Company makes a good faith determination that a payment under the Agreement (i) constitutes a deferral of compensation for purposes of Section 409A, (ii) is made to Executive by reason of his separation from service and (iii) at the time such payment would otherwise be made Executive is a “specified employee” within the meaning of Section 409A of the Code, the payment will be delayed, to the minimum amount necessary, until the first day of the seventh month following the date of such termination of employment to the extent required by Section 409A of the Code.

6.           Other Severance Benefits.  Notwithstanding the terms of any other severance plan or arrangement provided by the Company to all or some of its employees (“Severance Plans”), to the extent Executive is eligible to receive a payment pursuant to this Agreement with respect to any termination of employment, any payment under this Agreement shall offset, dollar for dollar, any cash payment for which he would otherwise be eligible under any Severance Plans.  With the exception of the foregoing offset, Executive shall be entitled to all other benefits to which he is entitled under any Severance Plans.

7.           Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company.

8.           Severability.  In the event one or more of the provisions contained in this Agreement shall be held, for any reason, to be invalid, void, illegal or unenforceable in any respect, such validity, voidness, illegality or unenforceability shall not affect the remaining provisions hereof, and this Agreement shall remain unaffected and shall be construed as if such invalid, void, illegal or unenforceable provision never had been contained herein.

9.           Applicable Law.  This Agreement shall be governed by the laws of the State of Texas without regard to conflicts of law principles.  Any and all actions arising out of, related to or pertaining to this Agreement shall only be brought in courts located in Dallas County, Texas, and the parties hereto waive any and all objections to such forum.

10.           Confidentiality.  Executive agrees not to disclose or make available the terms of this Agreement except and only to the extent necessary to satisfy the obligations under this Agreement.

The parties have executed this Agreement to be effective as of the Effective Date with the intent to be legally bound by this Agreement.

COMPANY                                                                           EXECUTIVE

By: /s/ Byron R. Kelley                                                       /s/ Paul M. Jolas
       Byron R. Kelley                                                             Paul M. Jolas
       President, Chief Executive Officer
& Chairman

Date: October 8, 2009                                                           Date: October 8, 2009